Invest

$99.00 minimum investment

Deadline July 31, 2020
in 2 months

Unit Price
$1.00

Total Raised
$0

Valuation
$2,700,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

At Your Home LLC


Licensed & Insured #93037 Office@YourHome.Us 301-455-5883

INTRODUCTION

AtYourHome provides home improvement services including roofing, siding , gutters, and concrete as well as services for mobile small engine repair like lawn mowers etc. We help the people of Maryland with tractors, mowers, snow blowers, as well as people with exterior home improvement and storm damage claims to their homes. Our "Storm Division" helps customers get repairs covered by insurance!

DEAL HIGHLIGHTS

- Veteran-owned essential business
- Existing infrastructure from affiliate business, The MowerMan
- Access to over 18,000 existing customers
- Paid for by insurance

RECOMMENDATIONS



"I've known Chris Suser over 30 years, he's on my vendor list and I have full faith in him to grow this new business model"

Creig Northrop
President/CEO of Northrop Reality The #1 Real Estate team in the Nation in Sales.

TESTIMONIALS



"At Your Home Services has helped us so much over the years. We've known Chris and his family since he first started his business. He has always provided great service with quality work and materials. We got our roof replaced at a great price along with beautiful six-inch gutters that can handle even the worst storms."

Taky and Emily Mourtzankis
Silver Spring



Ducharme Storm Division

"I had only previously used Mower Man to fix my older lawn mower when it wouldn't start. They came out on time, and fixed it within an hour. Since then, I've had them out to do a complete roof replacement after significant wind damage to my roof and siding. Chris was very knowledgeable, and provided help down to picking out the right color for the roofing. Of the 4 contractors I had come to do the work, his was the most reasonable (note - not the cheapest per se). When his team showed up, they crushed the majority of the work in a day. Fast, quality work. A few months later, a branch fell through the new roof they put on. I called Chris, and he had someone come out and put an emergency tarp up within a few hours, and provided a reasonable estimate for the insurance company. One of the things I like about Mowerman & Chris, is that he's very clear about what he can and can't do. In the above example, he was not able to handle the interior, drywall repairs, and he was able to recommend another qualified contractor for that work. If you're looking for work, and you want to do your due diligence on quality work, give Chris a call and see what he can do for you."

Jason Clayton

"I've been using The Mowerman for a number of years for my riding lawn mower. I used to have someone come pick it up for service, but decided to try The Mowerman to save the cost of transportation. The service is good and I don't have to be at home to meet the technician. I have the service done in late winter and every spring the mower fires up without any problems. Sometimes, the tech finds that additional work is needed and makes a note of it on the receipt. I just call the office and they order whatever parts are needed and another visit makes my mower perfect again! I'm sticking with Tmm"

Sarah Worchester

"I've used the Mowerman services for over ten years and have ALWAYS received top level service and support. They maintain my lawn tractor, push mower and snow thrower. All their techs really know their stuff and can fix any problem. I plan to continue using them."

Rich Walker

"I have used Mower Man for both the push mower and riding mower. Exceptional service. My push mower broke down in the middle of the summer and they repaired it in less than 2 days. I would strongly suggest the yearly service plan."

David Piel

“Until I recently gave up mowing my lawn, the Mowerman people were always prompt, efficient and reliable in preparing my mower for the cutting season and the winter. Highly recommended!”

Sam Nassjoson

“I have known the Mowerman people for many years. They provide awesome service and are very honest. I have had them do work on everything from generators to pressure washers, and mowers also. This service is the way of the future - and I cannot wait to see their business boom. Great job on all front.”

Steve Allman

“Chris had provided reliable mower servicing to my father for years and when our roof started to leak in our Olney townhome, I contacted him for his "At Home Services". He provided good service quickly and at a reasonable cost. Most importantly, he guaranteed my satisfaction. A few years later, I was in need of a major remodel of my medical office in Olney. I knew Chris's business had grown over the last few years and I sought his expertise for this important project. From selecting color schemes, lighting upgrades and flooring choices, his expertise led to quality selections for the project. From the time I signed the contract to completion, less than 3 weeks had passed. He was careful to minimize our down time in the office so we could continue to see patients. I am completely satisfied and highly recommend him and his team.”

Dr. Philip Nicholson, OD
Visual Learning Center, Olney MD.

PROBLEM

Many homes have existing storm damage to their roofs that can't be seen from the ground, like hail or wind and storm damage.

Catching this damage early is crucial for customers and insurance companies to fix the damage before anything else happens. Many homes in the area we service have been affected by storm damage and are eligible for their insurance to cover the cost to replace their roof along with replacing their gutters and siding.

Problem



SOLUTION

“At Your Home is a spinoff of The Mowerman. Both owned by Chris Suser,and with a contract in place.” At Your Home is poised to grow in the home repair market based off of the foundation built over 30 years by the Mowerman.

Since 1990, The Mowerman, our affiliate company, has been fixing outdoor power equipment such as lawn mowers and snow blowers at customers’ homes saving them countless hours and countless headaches.

We love our customers and make what was once a major hassle, easy and efficient. After years of perfecting our system, we have decided to grow our business by making operational software and adding to our already existing platform and customer base. At Your Home has stepped into the home improvement sector by providing services to fix and replace roofs, gutters, and siding. At Your Home and its affiliate company, The Mower Man, is a full service home-repair and maintenance company that provides two main services.

- The **Mowerman-Mobile** is small engine repair for consumer lawn mowers, snow blowers, riding mowers and generators.This is a badly needed service and is an essential business During COVID-19.
- Using built relationships from the Mowerman we promote our other service, **Storm Division**. The Storm Division provides storm damage restoration to roofs, gutters, and siding through insurance through At Your Home.

Call Center

We have an established call center with a proprietary cloud-based software perfect for scheduling, sales, marketing, home improvement leads, and service contracts. Our business model is strictly business to consumer (B2C), focusing on roofing, gutters, siding, and providing the solutions to many exterior storm damage issues.

Drone Technology

We offer free roof inspections to customers using drones, and we are licensed drone pilots.We use damage detection software that prepares a full report demo to the customer if we find storm damage. At Your Home uses the latest technology to inspect Roofs, Gutters, and Siding to make sure the entirety of the roof is inspected for Hail, Wind and storm damage, using our own inspectors, where drones are unable to fly, and our licensed Drone pilot using the best Roof Damage Software on the market.

Claims Processing

We help the customer through the insurance claims process, making it as painless as possible. We meet the insurance adjusters and process the claim to make sure insurance doesn't miss materials, which can happen frequently.

Our Customer Base

We stand out because no other roofers have a lead-getting machine like The Mowerman. As the only local mobile small engine company for 30 years we have built a massive customer base.

Our loyal and established customer base includes over 18,000 households plus thousands of yearly repair/service call customers we can market our services to via our custom database. Many of our customers have been using our services over the past 30 years.

An Essential Business

We are also considered essential during the COVID-19 pandemic and continually setting up roof inspections weekly.


At Your Home
Solution

—

MARKET

Our target market for customers is middle and upper middle-class individuals who live in semi-urban and suburban areas, who own single-family homes with insurance. Some of our target market will be sectioned off as some individuals will hire companies to take care of their lawns for them and those who rent homes and under a landlord, however we do not foresee any complications in finding new business.

We plan to start locally in Maryland and grow incrementally out of the state expanding our reach. We are originally targeting Maryland only as we already have an existing customer base. Staying in the state of Maryland, initially, will also keep finding jobs simpler.

—

COMPETITIVE LANDSCAPE

Our competitors include:

- Home improvement companies
- Roofers
- Contractors

We have key advantages over our competition; mainly, our long trusted and established customer base that has been using the services of The Mowerman for 30 years. We go to the customers' homes and repair their outdoor power equipment saving them time, money, and hassle through The Mower Man, an affiliate company, which creates the ability for us to see the home for a preliminary inspection to see if any damage is noticeable from the ground. We have friendly and long term relationships with customers that gives us a key advantage over other companies.

Expansion

We have proven our system works and is ready to be expanded into new territory of home improvement insurance claims. We have a good roofing team to complete any jobs that may come up through our inspections as well as leads from communicating to customers through our call center. We are able to train and equip employees with the knowledge they need to help the customer with any issue, and set up appointments as quickly as same-day.

—

BUSINESS MODEL

We are a licensed Home Improvement Contractor in Maryland MHIC# 93037. We make money by offering free roof inspections to our incoming and regular customer base from The Mowerman.

Profit on insurance roof jobs can be $5,000 -$15,000+. The profit margin on replacing roofs under insurance is roughly 40% and we recently made $14,000 profit on one job. Every customer we work with has a roof, gutters, and siding that may have suffered storm damage.

Home improvement is marketed to our customer lists and we sell to them directly. We would like to expand on this by marketing to our old and new customers. We are currently expanding into this market in a strong and knowledgeable way. Current square foot costs on a roof is roughly $250 with a sale price of $420 per square.

—

PROGRESS

We have a long standing customer base of over 18,000 people that we currently service through The Mower Man, our affiliate company. Our strategy for At Your Home has worked as we apply our marketing and sales strategies to educate The Mowerman base we have already in place. We have long standing relationships with roofing, gutters and siding companies that we outsource jobs to and work with to complete the jobs as needed. We only work with these companies as of now.

—

SUCCESS

Recently, we have completed multiple jobs fixing and replacing roofs and average 1 to 2 roof jobs per week. We have over 18,000 loyal customers, many of who have been utilizing our services for the past 30 years.

—

TEAM

We have a tight-knit team of devoted individuals with expertise in a wide range of fields from hands on technicians to business and sales backgrounds. We work with individuals who have been in the business for many years and have well-versed knowledge of the areas we service.



Chris Suser

Founder

Chris Suser is a former Navy SEABEE and a graduate of the University of Maryland. He is a veteran of the Operation Desert Storm and a home-grown Maryland success story. Over the past 25 years, Chris Suser has worked to build and refine The Mower Man® into the profitable, respected business it is today

Example of overcoming adversity (Climbed Mt. Everest = YES, Played guitar in college = NO)

Robert Tempchin

CPA, Jordan Tempchin & Associates, P.C.

Creig Northrop

President of Northrop Reality (One of the Largest Real Estate firms in the U.S.A)

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$19,869	18.6%
Working Capital	$951	0.9%
Marketing	$18,339	17.1%
Hiring	$663	0.6%
Equipment	$12,219	11.4%
Insurance	$2,140	2.0%
Administrative Expenses	$47,576	44.5%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in At Your Home LLC. This offering must raise at least $10,000 by July 31, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. At Your Home LLC may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,807,000 units
× $1.00 per unit

$2,807,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

UPDATES

May 28, 2020 • Primary offering of 107,000 shares at $1.00

MORE INFO

- Website
- Facebook
- Instagram

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.